Exhibit 10.1

PLAN AND AGREEMENT OF MERGER

This Plan and Agreement of Merger, dated as of May 12, 2010 (the “Agreement”), is made by and among ubroadcast, inc., a Delaware corporation (“Parent”), SI Acquisition Corp., a Delaware corporation wholly owned by Parent (“Acquiror”), and Santéon, Inc., a Delaware corporation (“Target”) (Aquiror and Target being hereinafter collectively referred to as  the “Constituent Corporations”).

WHEREAS, the Boards of Directors of Parent, Acquiror and Target have approved the acquisition of Target by Parent;

WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Acquiror and Target have each approved the merger of Target into Acquiror (the “Merger”), pursuant to an Agreement of Merger in the form attached hereto as Exhibit “A” (the “Merger Agreement”), and the transactions contemplated hereby, in accordance with the applicable provisions of the statutes of the State of Delaware and upon the terms and subject to the conditions set forth herein; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization with the meaning of §§368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions thereto; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquiror and Target hereby agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the Merger Agreement, Target shall be merged with and into Acquiror, the separate corporate existence of Target shall cease and Acquiror shall continue as the surviving corporation, in accordance with the applicable provisions of the Delaware General Corporation Law (the “Delaware Law”). Acquiror, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

1.2.           Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII, the Constituent Corporations shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Law. Subject to, and in accordance with, the Delaware Law, the Merger will become effective at the date and time the Certificate of Merger are filed with the office of the Secretary of State of the State of Delaware or such later time or date as may be specified in the Certificate of Merger (the “Effective Time”). Each of the parties shall use its best efforts to cause the Merger to be consummated as soon as practicable following the fulfillment or waiver of the conditions specified in Article VI hereof.

1.3.           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target shall become the debts, liabilities and duties of the Surviving Corporation.

1.4.           Certificate of Incorporation; Bylaws.

(a)           Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Acquiror, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that the name of Acquiror shall be changed to “Santéon, Inc.”, as soon as is practicable following the Effective Time.

(b)           Bylaws. The Bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.5.           Directors and Officers. The directors of Target immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, in each case to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.  The officers of Target immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

1.6.           Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the following shall occur:

(a)           Cancellation of Target Common Stock. Each share of common stock of Target (the “Target Common Stock”) held in the treasury of Target and each such share of Target Common Stock owned by Acquiror, Parent or any direct or indirect wholly-owned subsidiary of Parent or of Target immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(b)           Exchange of Target Common Stock. Each share of Target Common Stock which is outstanding immediately prior to the Effective Time, other than those shares of Target Common Stock cancelled as set forth in subsection (a) hereof, shall be converted into the right to receive shares of the $.001 par value per share common stock of Parent (the “Parent Common Stock”), as follows:

at the Effective Time, each share of Target Common Stock shall be exchanged for 40 shares of Parent Common Stock, for a total of 80,000,000 shares of Parent Common Stock (these shares of Parent Common Stock are referred to as the “Closing Shares”).  The Closing Shares are referred to as the “Merger Consideration”.

(c)           Anti-Dilution Adjustments. The number of shares included in the Merger Consideration (the "Merger Shares") shall be subject to adjustment as follows:

(i)           In case Parent shall, at any time prior to the Effective Time, (i) pay a dividend or make a distribution on its Parent Common Stock in shares of its capital stock or other securities, (ii) subdivide its outstanding shares of Parent Common Stock into a greater number of shares, (iii) combine its outstanding Parent Common Stock into a smaller number of shares or (iv) issue, by reclassification of its Parent Common Stock, shares of its capital stock or other securities of the Parent (including any such reclassification in connection with a consolidation or merger in which Parent is the continuing corporation), the number of Merger Shares issuable to the shareholers of Target immediately prior thereto shall be adjusted so that the shareholders of Target shall be entitled to receive the kind and number of Merger Shares, shares of Parent’s capital stock and other securities of Parent which such shareholder would have owned or would have been entitled to receive immediately after the happening of any of the events described above, had the Merger Shares been issued to the shareholders of Target immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subsection (a) shall become effective immediately after the effective date of such event.

(ii)           In case Parent shall, at any time prior to the Effective Time, issue rights, options, warrants or convertible securities to holders of its Parent Common Stock, without any charge to such holders, containing the right to subscribe for or purchase Parent Common Stock, the number of Merger Shares thereafter issuable to the shareholders of Target shall be determined by multiplying the number of Merger Shares theretofore issuable to the shareholders of Target by a fraction, of which the numerator shall be the number of shares of Parent Common Stock outstanding immediately prior to the issuance of such rights, options, warrants or convertible securities plus the number of additional shares of Parent Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Parent Common Stock outstanding immediately prior to the issuance of such rights, options, warrants or convertible securities. Such adjustment shall be made whenever such rights, options, warrants or convertible securities are issued, and shall become effective immediately upon issuance of such rights, options, warrants or convertible securities.

(iii)           In case Parent shall, at any time prior to the Effective Time, distribute to holders of its Parent Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions out of current earnings made in the ordinary course of business consistent with past practices), then, in each case, the number of Merger Shares that have not yet been issued to the shareholders of Target shall be determined by multiplying the number of Merger Shares that have not yet been issued to the shareholders of Target by a fraction, of which the numerator shall be the then Market Price (as defined below) on the date of such distribution, and of which the denominator shall be such Market Price on such date minus the then fair value, as determined by the  Board of Directors of Partner, of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Parent Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution.  “Market Price” shall, for purposes of this Agreement, mean the closing sale price, as reported by the OTC Bulletin Board, of Parent’s Common Stock on the applicable date.

(iv)           To the extent not covered by subsections (i), (ii) or (iii) hereof:

(A)           In case Parent shall, at any time prior to the Effective Time, sell or issue Parent Common Stock or rights, options, warrants or convertible securities containing the right to subscribe for, purchase or exchange into shares of Parent Common Stock at a price per share (determined, in the case of such rights, options, warrants or convertible securities, by dividing (I) the total amount received or receivable by Parent in consideration of the sale or issuance of such rights, options, warrants or convertible securities, plus the total consideration payable to Parent upon exercise, conversion or exchange thereof, by (II) the total number of shares covered by such rights, options, warrants or convertible securities) lower than $0.01 per share, then the number of unissued Merger Shares shall thereafter be equal to the sum of the number of unissued Merger Shares immediately prior to such sale or issuance plus the number of shares of Parent Common Stock and rights, options, warrants or convertible securities containing the right to subscribe for, purchase or exchange into shares of Parent Common Stock sold or issued in such issuance.

(B)           In case Parent shall, at any time prior to the Effective Time, sell or issue Parent Common Stock or rights, options, warrants or convertible securities containing the right to subscribe for, purchase or exchange into Parent Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then, in determining the "price per share" of Parent Common Stock and the "consideration received by Parent" for purposes of the first sentence of this subsection (B), the Board of Directors of Parent shall determine the fair value of said property, and such determination, if based upon the Board of Directors of Parent, good faith business judgment, shall be binding upon the Shareholders. In determining the "price per share" of Parent Common Stock, any underwriting discounts or commissions paid to brokers, dealers or other selling agents shall not be deducted from the price received by Parent for sales of securities registered under the Securities Act of 1933, as amended, or issued in a private placement.

(v)           For the purpose of this Section 1.6, the term "Parent Common Stock" shall mean (I) the class of stock designated as the Parent Common Stock of parent at the date of this Agreement or (II) any other class of stock resulting from successive changes or reclassifications of such Parent Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that, at any time, as a result of an adjustment made pursuant to this Section 1.6, a shareholder of Target shall become entitled to receive any securities of Parent other than Parent Common Stock, (x) if such shareholder’s right to acquire is on any other basis than that available to all holders of Parent Common Stock, Parent shall obtain an opinion of a reputable investment banking firm valuing such other securities and (y) thereafter the number of such other securities so purchasable upon issuance of the Merger Consideration shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Parent Common Stock contained in this Section 1.6.

(vi)           Upon any adjustment of the number of Merger Shares, then and in each such case, Parent shall give written notice thereof, by first-class mail, postage prepaid, addressed to the shareholders of Target as shown on the books of Parent, which notice shall state the increase or decrease, if any, in the number of shares of Parent Common Stock issuable to the shareholders of Target as Merger Shares, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(d)           The common stock of Acquiror issued and outstanding immediately prior to the Effective Time shall remain validly issued, fully paid and non-assessable common stock of the Surviving Corporation.

1.7.           Surrender of and Exchange of Target Common Stock.

(a)           As soon as practicable after the Effective Time, the stock certificates representing Target Common Stock issued and outstanding at the Effective Time (or affidavits of lost certificates in a form reasonably acceptable to Parent) shall be surrendered for exchange to the Surviving Corporation. Until so surrendered for exchange, each such stock certificate nominally representing Target Common Stock shall be deemed for all purposes (except for payment of dividends thereon or redemption thereof) to evidence the ownership of the number of shares of Parent Common Stock which the holder would be entitled to receive upon its surrender to the Surviving Corporation.

(b)           No redemption with respect to Parent Common Stock shall be made with respect to any unsurrendered certificates representing shares of Target Common Stock with respect to which the shares of Parent Common Stock shall have been issued in the Merger, until such certificates shall be surrendered as provided herein.

(c)           All rights to receive the Merger Consideration into which shares of Target Common Stock shall have been converted pursuant to this Article I shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such shares of Target Common Stock.

1.8.           Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place (a) at the offices of Parent at 3:00 p.m., local time, on the earlier of (i) May 7, 2010, or (ii) the third business day immediately following the date on which the last of the conditions set forth in Article VI is fulfilled or waived, or (b) at such other time and place and on such other date as Parent and Target shall agree (the “Closing Date”).

ARTICLE II

FURTHER AGREEMENTS

2.1.           Access to Information; Confidentiality.

(a)           From the date hereof to the Effective Time, each of Parent, Acquiror and Target shall, and shall cause their respective subsidiaries, affiliates, officers, directors, employees, auditors and agents to afford the officers, employees and agents of one another complete access at all reasonable times to one another’s officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish one another with all financial, operating and other data and information as each, through its officers, employees or agents, may reasonably request; provided, however, that no party shall be required to provide access or furnish information which it is prohibited by law or contract to provide or furnish.

(b)           Each of Parent, Acquiror and Target shall, and shall cause their respective affiliates and their respective officers, directors, employees and agents to hold in strict confidence all data and information obtained by them from one another or their respective subsidiaries, affiliates, directors, officers, employees and agents (unless such information is or becomes readily ascertainable from public or published information or trade sources or public disclosure or such information is required by law) and shall insure that such officers, directors, employees and agents do not disclose such information to others without the prior written consent of Parent, Acquiror or Target, as the case may be.

(c)           In the event of the termination of this Agreement, Parent, Acquiror and Target shall, and shall cause their respective affiliates, officers, directors, employees and agents to (i) return promptly every document furnished to them by one another or any of their respective subsidiaries, affiliates, officers, directors, employees and agents in connection with the transactions contemplated hereby and any copies thereof, and (ii) shall cause others to whom such documents may have been furnished promptly to return such documents and any copies thereof any of them may have made.

(d)           No investigation pursuant to this Section II shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

2.2.           Notification of Certain Matters.  Target shall give prompt notice to Parent, and Parent shall give prompt notice to Target, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of Target, Parent or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Article II shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

2.3.           Certain Employment Agreements.  At or prior to the Closing, Parent shall have entered into employment agreements, or amendments to existing employment agreements, as follows:

(a)           Ashraf M. Rofail.  Parent and Ashraf M. Rofail shall enter into an employment agreement (the “Rofail Agreement”), in the form of Exhibit 2.3(a) attached hereto.

(b)           Douglas Hay.  Parent and Douglas Hay shall enter into an employment agreement (the “Hay Agreement”), in the form of Exhibit 2.3(b) attached hereto.

(c)           John L. Castiglione.  Parent and John L. Castiglione shall enter into an amendment to Mr. Castiglione’s employment agreement (the “Castiglione Amendment”), in the form of Exhibit 2.3(c) attached hereto.

(d)           Jason Sunstein.  Parent and Jason Sunstein shall enter into an amendment to Mr. Sunstein’s employment agreement (the “Sunstein Amendment”), in the form of Exhibit 2.3(d) attached hereto.

(e)           David Loflin.  Parent and David Loflin shall enter into an amendment to Mr. Loflin’s employment agreement (the “Loflin Amendment”), in the form of Exhibit 2.3(e) attached hereto.

(f )           Ahmed Sidky.  Parent and Ahmed Sidky shall enter into an s employment agreement with Mr. Sidky (the “Sidky agreement”), in the form of Exhibit 2.3(f) attached hereto.

2.4.           Hold Harmless Agreement.  Parent and Ashraf M. Rofail shall enter into a hold harmless agreement (the “Hold Harmless Amendment”), in the form of Exhibit 2.4 attached hereto.

2.5.           No Reverse Split.  It is the agreement of Parent, including its offices and directors, and Target, including all of its officers, directors and affiliates, that no reverse split of Parent Common Stock shall be made, or permitted to be made, for a period of one year from the Closing Date.

2.6.           Corporate Name Change.  The corporate name of Parent shall be changed to “Santéon, Inc.”, as soon as is practicable following the Effective Time.

2.7.           Board of Directors of Parent.  Upon the Closing, the following directors of Parent, Jason Sunstein and David Loflin, shall resign and, in their place, Ashraf Rofail, Ahmed Sidky, Ashraf Yacoub, John Castiglione and Doug Hay shall be elected, to serve until the earlier of their removal or resignation.

2.8.           Further Action.  Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

2.9.           Public Announcements.  No party shall issue a press release or otherwise make any public statements with respect to the Merger, without the prior consent of the other parties; provided, however, that Parent may, without the prior consent of any party, issue a press release or otherwise make public statements with respect to the Merger, should such press release or public statements be deemed, in good faith, necessary by Parent to assure its compliance with applicable securities laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUIROR

Parent and Acquiror hereby, jointly and severally, represent and warrant to Target that, except as set forth in the Disclosure Schedule delivered by Parent and Acquiror to Target (the “Parent Disclosure Schedule”) as soon as is practicable after the mutual execution of this Agreement:

3.1.           Organization and Qualification; Subsidiaries.  Each of Parent and Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Neither Parent nor Acquiror has received any notice of proceedings relating to revocation or modification of any such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals or orders. The term “Material Adverse Effect”, as used herein, means any change in or effect on the business of Parent or Acquiror (including intangible properties), prospects, condition (financial or otherwise), assets or subsidiaries, taken as a whole.  Parent has five wholly-owned subsidiaries: (a) ubroadcast, inc, a Nevada corporation; (b) Britespot, Inc., a Nevada corporation; (c) ubroadcast Entertainment, Inc., a Nevada corporation; (d) iVu Media Corporation, a Delaware corporation; and (e) SI Acquisition Corp., a Delaware corporation (Acquiror).

3.2.           Certificate of Incorporation and Bylaws.  Parent shall, as part of the Parent Disclosure Schedule, furnish to Target a complete and correct copy of the Certificates of Incorporation and the Bylaws, each as amended to date, of Parent and Acquiror.  Such Certificates of Incorporation and Bylaws are in full force and effect.

3.3.           Capitalization.  The authorized capital stock of Parent consists of 700,000,000 shares of Parent Common Stock, $.001 par value per share, and 50,000,000 shares of preferred stock, $.001 par value per share. As of the date hereof, 183,000,000 shares of Parent Common Stock and no shares of Parent’s preferred stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable. No shares of Parent Common Stock or preferred stock are held in the treasury of Parent or by subsidiaries of Parent. No shares of Parent Common Stock are reserved for future issuance under Parent’s First Amended 2009 Stock Ownership Plan and No shares of of Parent Common Stock are reserved for issuance under certain warrants, all as described in the Parent Disclosure Schedule. Each of the outstanding shares of capital stock of each of Parent’s corporate subsidiaries is duly authorized, validly issued, fully paid and non-assessable and such shares owned by Parent are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on Parent’s voting rights, charges or other encumbrances of any nature whatsoever.

3.4.           Authority Relative to this Agreement.  Each of Parent and Acquiror has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Acquiror and the consummation by Parent and Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Acquiror other than filing and recording of appropriate merger documents as required by the Delaware Law. This Agreement has been duly executed and delivered by Parent and Acquiror and, assuming the due authorization, execution and delivery by Target, constitutes a legal, valid and binding obligation of each such corporation.

3.5.           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Parent and Acquiror do not, and the performance of this Agreement by Parent and Acquiror shall not, (i) conflict with or violate either the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Acquiror, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Acquiror or by which either of them or their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Acquiror pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Acquiror is a party or by which Parent or Acquiror or any of their respective properties is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           The execution and delivery of this Agreement by Parent and Acquiror does not, and the performance of this Agreement by Parent and Acquiror shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”) and State securities laws (“Blue Sky Laws”).

3.6.           Compliance.  Neither Parent nor Aquiror is in conflict with, or in default or violation of, (a) its Certificate of Incorporation or Bylaws or equivalent organizational documents, (b) any law, rule, regulation, order, judgment or decree applicable to Parent or Aquiror or by which its or any of their respective properties is bound or affected, including, without limitation, health and safety, environmental, civil rights laws and regulations and zoning ordinances and building codes, or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, consent, order or other instrument or obligation to which Parent or Acquiror is a party or by which Parent or Acquiror or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

3.7.           SEC Filings; Financial Statements.

(a)           Parent has filed all forms, reports and documents required to be filed with the SEC and has heretofore delivered to Target, in the form filed with the SEC, (i) its Annual Report on Form 10–K for the year ended December 31, 2009; (ii) all other reports or registration statements filed by Parent with the SEC since December 31, 2009; and (iii) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC since December 31, 2009 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (x) were, and will be, prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (y) did not, and will not, at the time they were, or will be, filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           Each consolidated financial statement (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been, and will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents, and will present, the financial position of Parent and its subsidiaries as at the respective dates thereof and the results of its operations and changes in financial position for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c)           Except as and to the extent set forth on the consolidated balance sheet of Parent and its subsidiaries as at December 31, 2009, including the notes thereto (the “2009 Balance Sheet”), neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2009, which would not, individually or in the aggregate, have a Material Adverse Effect.

(d)           Parent has heretofore furnished to Target a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

3.8.           Absence of Litigation.  Except as disclosed in the Parent Disclosure Schedule, there are no claims, actions, proceedings or investigations pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would have a Material Adverse Effect. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their properties is subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect.

3.9.           Absence of Certain Changes or Events.  Since December 31, 2009, except as contemplated or permitted by this Agreement or disclosed in Parent SEC Reports filed since that date and through the date hereof, Parent and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any change in the financial condition, results of operations, business or prospects of Parent or any of its subsidiaries having a Material Adverse Effect, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Parent or any of its subsidiaries having a Material Adverse Effect, (c) any material change by Parent in its accounting methods, principles or practices, (d) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of inventory or any notes, accounts receivable or other investments which would, individually or in the aggregate, exceed five percent of the total assets of Parent and its subsidiaries as reflected on the consolidated balance sheet in Parent’s Annual Report on Form 10-K for the year ended December 31, 2009; (e) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Parent Common Stock or any redemption, purchase or other acquisition of any of its securities; (f) any change in the Federal Communications Commission rules, regulations and orders affecting the business of Parent or any of its subsidiaries which shall have a Material Adverse Effect; or (g) any change in the status of any litigation, claims, actions, proceedings or investigations pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries, which, as a result of such change, will have a Material Adverse Effect.

3.10.           Environmental Matters.  To the best of Parent’s knowledge, there are no environmental liabilities (whether accrued, absolute, contingent or otherwise) of Parent or any subsidiary.

3.11.           Labor Matters.  Except as set forth in the Parent Disclosure Schedule, (a) there are no controversies pending or, to the knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees, which controversies have a Material Adverse Effect; (b) neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; (c) neither Parent nor any of its subsidiaries has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against any such parties under any such agreement or contract; (d) there are no unfair labor practice complaints pending against Parent or any of its subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of Parent or any of its subsidiaries; and (e) neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries.

3.12.           Contracts.  The Parent Disclosure Schedule lists or describes all material contracts or arrangements to which Parent or any subsidiary is a party, or by which it is bound, as of the date hereof. All such contracts and arrangements are in full force and effect and there has been no notice of termination or threatened termination with respect to any such contracts and arrangements, whether or not termination is permitted by the terms thereof, and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a breach or default under any such contract or arrangement, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained.

3.13.           Title to Properties.  Parent has, and at the Effective Time will have, good and marketable title to the equipment and other property shown as assets on its records and books of account as of December 31, 2009, free and clear of all liens, encumbrances and charges, except as reflected in the such records and books of account and in the 2009 Balance Sheet.

3.14.           Patents.  To the best knowledge of Parent, Parent or its subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, inventions, designs, processes, formulae and other proprietary information used or held for use in connection with the business of Parent or any of its subsidiaries as currently being, or proposed to be, conducted and is unaware of any assertions or claims challenging the validity of any of the foregoing which would have a Material Adverse Effect. The conduct of the business of Parent and its subsidiaries as now conducted or proposed to be conducted does not and will not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way which would have a Material Adverse Effect. No material infringement of any proprietary right owned by or licensed by or to Parent or any of its subsidiaries is known to Parent which would have a Material Adverse Effect.

3.15.           Taxes.  Except as disclosed in the Parent Disclosure Schedule, Parent and Acquiror have filed all federal and state tax returns and reports and, to the best of Parent’s knowledge, all state, local and foreign tax returns and reports required to be filed by them and have paid and discharged all taxes, including sales and use tax, shown as due thereon and have paid all applicable state and local ad valorem taxes as are due, except such as are being contested in good faith by appropriate proceedings and except for such filings, payments or other occurrences which would not have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of Parent’s knowledge, threatening to assert against Parent or any of its subsidiaries any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Neither Parent nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax.

3.16.           Brokers; Finders. The parties acknowledge that no broker, finder or investment banker is, or will be, entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.17.           Full Disclosure.  No statement contained in any document, certificate or other writing furnished or to be furnished by Parent or Acquiror to Target pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was or may be made, in order to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TARGET

Target hereby represents and warrants to Parent and Acquiror that, except as set forth in the Disclosure Schedule delivered by Target to Parent (the “Target Disclosure Schedule”), that:

4.1.           Organization and Qualification; Subsidiaries.  Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Target has not received any notice of proceedings relating to the revocation or modification of any such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals or orders. The term “Material Adverse Effect” as used in this Article IV, means any change in or effect on the business of Target that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), prospects, condition (financial or otherwise), assets or liabilities of Target taken as a whole. Target has no subsidiaries.

4.2.           Certificate of Incorporation and Bylaws.  Target shall, as part of the Target Disclosure Schedule, furnish to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws, each as amended to date, of Target. Such Certificate of Incorporation and Bylaws are in full force and effect.

4.3.           Capitalization.  The authorized capital stock of Target consists of 10,000,000 shares of Target Common Stock, and no shares of preferred stock.  As of the date hereof, 2,000,000 shares of Target Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable; no shares of preferred stock are issued and outstanding; and no shares of Target Common Stock are held in the treasury of Target or by any subsidiary of Target. Except as set forth in the Target Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Target or obligating Target to issue or sell any shares of capital stock of, or other equity interests in, Target. All shares of Target Common Stock subject to issuance shall be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Target to repurchase, redeem or otherwise acquire any shares of Target Common Stock.

4.4.           Authority Relative to this Agreement.  Target has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target subject to the approval of the Merger and adoption of this Agreement by the shareholders of Target in accordance with the Delaware Law. This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by Parent and Acquiror, constitutes a legal, valid and binding obligation of Target.

4.5.           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target shall not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Target, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Target or by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Target pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target is a party or by which Target or its properties are bound or affected, except for such breaches, defaults or other occurrences which would not, individually or in the aggregate have a Material Adverse Effect.

            (b)           The execution and delivery of this Agreement by Target does not, and the performance of this Agreement shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

4.6.           Compliance.  Target is not in conflict with, or in default or violation of, (a) its Certificate of Incorporation or Bylaws or equivalent organizational documents, (b) any law, rule, regulation, order, judgment or decree applicable to Target or by which its properties are bound or affected, including, without limitation, health and safety, environmental and civil rights laws and regulations and zoning ordinances and building codes, or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, consent, order or other instrument or obligation to which Target is a party or by which Target or its properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

4.7.           Financial Statements.  Target shall deliver to Parent, prior to Closing, audited financial statements, including balance sheets, statements of operations, statements of changes in stockholders’ equity and statements of cash flows, for the years ended December 31, 2009, 2008 and 2007.  All such financial statements shall have been prepared in accordance with generally accepted accounting principles (GAAP).

Target acknowledges that Parent will be required to file with the SEC the audited financial statements of Target listed above, the delivery of which is a condition to Closing as set forth in Article VI below.

4.8.           Bank Account Statements.  As part of the Target Disclosure Schedule, Target shall deliver to Parent and Acquiror copies of all of its bank account statements, since inception. All of such statements are true and complete and represent all of the banking transactions of Target during its existence.

4.9.           Absence of Certain Changes or Events.  Since the date of the latest financial statements provided by Target to Parent, except as contemplated by this Agreement or disclosed in the Target Disclosure Schedule, Target has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any change in the business or prospects of Target having a Material Adverse Effect or any declaration, setting aside or payment of any dividends or distributions in respect of shares of Target Common Stock or any redemption, purchase or other acquisition of any of its securities.

4.10.           Absence of Litigation.  Except as disclosed in Target Disclosure Schedule, there are no claims, actions, proceedings or investigations pending or, to the best knowledge of Target, threatened against Target, or any properties or rights of Target, before any court, arbitrator, or administrative, governmental or regulatory authority or body, that, individually or in the aggregate, would have a Material Adverse Effect. As of the date hereof, neither Target nor its properties is subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect.

4.11.           Labor Matters.  Except as set forth in the Target Disclosure Schedule, (a) there are no controversies pending or, to the knowledge of Target, threatened, between Target and any of its employees, which controversies have a Material Adverse Effect; and (b) Target is not a party to any collective bargaining agreement or other labor union contract.

4.12.           Contracts. The Target Disclosure Schedule lists or describes all contracts, authorizations, approvals or arrangements to which Target is a party, or by which it is bound, as of the date hereof, and which (a) obligates or may obligate Target to pay more than $5,000; or (b) are financing documents, loan agreements or agreements providing for the guarantee of the obligations of any party in each case involving an obligation in excess of $10,000.

4.13.           Title to Property and Leases.

(a)           Each asset owned or leased by Target is owned or leased free and clear of any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind.

(b)           All leases of real property leased for the use or benefit of Target to which Target is a party, and all amendments and modifications thereof are in full force and effect and have not been modified or amended and there exists no material default under the leases by Target, nor any event which, with the giving of notice or lapse of time, or both, would constitute a material default thereunder by Target.

(c)           A statement describing all assets of Target is included in the Target Disclosure Schedule.

4.14.           Intellectual Property.  Except as set forth in the Target Disclosure Schedule, at the Closing, Target will own any and all intellectual property, including, without limitation, any and all patents and/or patent applications, and other rights pertaining to any and all assets related to Target’s business operations and utilized therein.

The Target Disclosure Schedule lists each patent and patent application of Target and includes copies of all documentation relating to each such patent and/or patent application. Further, the Target Disclosure Schedule lists or describes every other item of intellectual property of Target.

4.15.           Insurance.  The Target Disclosure Schedule lists and describes all policies of insurance in force and held by Target.

4.16.           Taxes.  Target has filed all federal and state tax returns and reports and, to the best of Target’s knowledge, all state, local and foreign tax returns and reports required to be filed have been filed and Target has paid and discharged all taxes, including sales and use taxes, shown as due thereon and has paid all applicable state and local ad valorem taxes as are due, except such as are being contested in good faith by appropriate proceedings and except for such filings, payments or other occurrences which would not have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of Target’s knowledge, threatening to assert against Target any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Target has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax.

4.17.           Full Disclosure.  No statement contained in any document, certificate or other writing furnished or to be furnished by Target to Parent and Acquiror pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was or may be made, in order to make the statements herein or therein not misleading.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

           5.1.           Conduct of Business by Target Pending the Merger.  Target covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the business of Target shall be conducted only in, and Target shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Target shall use its best efforts to preserve substantially intact the business organization of Target, to keep available the services of the present officers, employees and consultants of Target and to preserve the present relationships of Target with customers, suppliers and other persons with which Target has significant business relations.  By way of amplification and not limitation, except as contemplated by this Agreement, Target shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld:

(a)           amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

(b)           issue, sell, pledge, dispose of, encumber or authorize the issuance, sale, pledge, disposition or encumbrance of (i) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of Target or (ii) any assets of Target or any other material assets of Target other than in the ordinary course of business consistent with past practices;

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)           reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)           (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guaranty or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) authorize any single capital expenditure which is in excess of $5,000 or capital expenditures which are, in the aggregate, in excess of $10,000 for Target; or (iv) enter into or amend any contract, agreement, commitment or arrangement to any of the effects set forth in this subparagraph (e);

(f)           increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of Target who are not officers of Target in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of Target, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(g)           take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payments of accounts payable and collection of accounts receivable);

(h)           settle or compromise any material federal, state, local or foreign income tax liability; or

(i)           pay, discharge, compromise or consent to any arrangements concerning or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, compromise, settlement, arrangement or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of Target or incurred in the ordinary course of business and consistent with past practice.

5.2.           Conduct of Business by Parent and Acquiror Pending the Merger.  Parent and Acquiror covenant and agree that, between the date of this Agreement and the Effective Time, Parent shall not sell or otherwise dispose of all or any material portion of its assets.

5.3.           Approval of Shareholders.  Target shall secure the consent of the shareholders of Target to this Agreement, in accordance with the provisions of the Delaware Law.

5.4.           Securities Law Compliance.  All of the parties hereto shall take any action required to be taken under applicable Federal and/or state securities laws applicable to (a) the Merger and (b) the issuance of Parent Common Stock pursuant to the Merger. Parent shall promptly deliver to Target copies of any filings made by Parent and/or Acquiror pursuant to this Section 5.4.

5.5.           Third Party Consents.  Each party to this Agreement shall use its best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, including, without limitation, any permits, authorizations, consents, waivers and approvals required in connection with the Merger.

ARTICLE VI

CONDITIONS OF MERGER

6.1.           Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

(a)           Shareholder Approval. This Agreement shall have been approved and adopted in writing by the shareholders of Target, in accordance with the provisions of the Delaware Law.

(b)           No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the conversion of Target Common Stock into the Merger Consideration illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

(c)           No Challenge.  There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any other person challenging, or seeking material damages in connection with the conversion of Target Common Stock into the Merger Consideration pursuant to the Merger or otherwise materially adversely affecting the business, assets, prospects, financial condition or results of operations of Target, Acquiror, Parent or any of their respective subsidiaries or affiliates.

6.2.           Additional Conditions to Obligations of Parent and Acquiror. The obligations of Parent and Acquiror to effect the Merger are also subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

(a)           Representations and Warranties. The representations and warranties of Target contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and Parent and Acquiror shall have received a Certificate of the President of Target which is to that effect, which certificate shall be in the form attached hereto as Exhibit 6.2(a).

(b)           Agreements and Covenants. Target shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Parent and Acquiror shall have received a Certificate of the President of Target to that effect, which certificate shall be in the form attached hereto as Exhibit 6.2(b).

(c)           Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Target for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Target.

(d)           Rofail Agreement.  Parent and Ashraf M. Rofail shall have executed and delivered the Rofail Agreement.

(e)           Hay  Agreement.  Parent and Hay shall have executed and delivered the Hay Agreement.

(f)           Castiglione Amendment.  Parent and John L. Castiglione shall have executed and delivered the Castiglione Amendment.

(g)           Sunstein Amendment.  Parent and Jason Sunstein shall have executed and delivered the Sunstein Amendment.

(h)           Loflin Amendment.  Parent and David Loflin shall have executed and delivered the Loflin  Amendment.

(i)           Hold Harmless Agreement.  Parent and Ashraf M. Rofail shall have executed and delivered the Hold Harmless Agreement.

(j)           Audit of Target.  Target shall have delivered to Parent its audited financial statements for the years ended December 31, 2009, 2008 and 2007, together with an unaudited financial statement for the three months ended March 31, 2010.  The financial statements for the years ended December 31, 2009, 2008 and 2007, shall be accompanied by a report of a certified public accountant attesting to the fact that such statements have been audited and that they have been prepared using generally accepted accounting principles.  Such financial statements must be in form to comply with the requirements of the SEC as applied to Parent’s filing obligation related to the Merger.

(k)           Opinion of Counsel.  Parent and Acquiror shall have received, from counsel for Target, an opinion substantially in the form attached hereto as Exhibit 6.2(k), dated as of the Closing Date.

(l)             Sidky  Agreement.  Parent and Sidky shall have executed and delivered the Sidky Agreement.

(m)           No Material Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, of Target.

6.3.           Additional Conditions to Obligations of Target.  The obligations of Target to effect the Merger is also subject to fulfillment of all of the following conditions precedent, at or prior to the Effective Time:

(a)           Representations and Warranties. The representations and warranties of Parent and Acquiror contained in the Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and Target shall have received a Certificate of the President of Parent which is to that effect, which certificate shall be in the form attached hereto as Exhibit 6.3(a).

(b)           Agreements and Covenants. Parent and Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Target shall have received a Certificate of the President of Parent which is to that effect, which certificate shall be in the form attached hereto as Exhibit 6.3(b).

(c)           Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Acquiror for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Acquiror.

(d)           Opinion of Counsel.  Target shall have received from counsel for Parent and Acquiror an opinion in substantially the form attached hereto as Exhibit 6.3(d), dated as of the Closing Date.

(e)           No Material Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, of Parent.

ARTICLE VII

INDEMNIFICATION

7.1.           Target Indemnities.  Target agrees to indemnify, defend and hold harmless Parent, its affiliates, agents, attorneys and their respective successors and assigns from, against and in respect of the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (“Damages”) arising from, in connection with, or incident to any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Buyer herein; or any nonfulfillment of any covenant or agreement of Target under this Agreement; or from any untruth, inaccuracy, breach or omission of, from or in, any representation or warranty, or any nonfulfillment of any covenant or agreement made by Target in the Schedules, the exhibits or any other written statement, list, certificate or other instrument furnished to Parent by or on behalf of Target pursuant to this Agreement.

7.2.           Parent Indemnities.  Parent agrees to indemnify, defend and hold harmless Target, its affiliates, agents attorneys and their respective successors and assigns from, against and in respect of the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (“Damages”) arising from, in connection with, or incident to any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Target  herein; or any nonfulfillment of any covenant or agreement of Parent under this Agreement; or from any untruth, inaccuracy, breach or omission of, from or in, any representation or warranty, or any nonfulfillment of any covenant or agreement made by Parent in the Schedules, the exhibits or any other written statement, list, certificate or other instrument furnished to Target by or on behalf of Parent pursuant to this Agreement.

7.3.           Indemnification Procedure.  Promptly after any person entitled to indemnification under this Article VII (the “Indemnified Party”) has received notice of or has knowledge of any claim against the Indemnified Party by a person not a party to this Agreement (a “Third Person”) or the commencement of any action or proceeding by a Third Person, it shall give the other party (“Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the Damages.

The Indemnifying Party shall have right to defend, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently.  If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any personnel, books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party=s possession or control. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless there is a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, in which case the Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel). After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails to diligently pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith. No party hereto, without the prior written consent of the other, shall settle, compromise or consent to the entry of any judgment with respect to any pending or threatened Claim unless the settlement, compromise or consent (i) provides for and includes an express, unconditional release of all Indemnified Parties and Indemnifying Parties from all liabilities, claims, demands, actions and obligations in connection therewith and (ii) does not provide for any relief other than monetary relief.

7.4           Additional Remedies.  The rights of the Indemnified Party under this Article VII shall be in addition to any other rights or remedies that might otherwise be available to it at law or in equity and the exercise of such rights shall not operate as a waiver of any of such other rights.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1.           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the shareholders of Target:

(a)           By mutual consent of the Boards of Directors of Parent and Target.

(b)           By either Parent or Target, if (i) the Merger shall not have been consummated by the date that is 75 days following the mutual execution of this Agreement (the “Termination Date”); (ii) the requisite consent of the shareholders of Target to approve this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby shall not be obtained; (iii) any governmental or regulatory body, the consent of which is a condition to the obligations of Parent, Acquiror and Target to consummate the transactions contemplated hereby or by the Merger Agreement, shall have been unsuccessful; or (iv) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

8.2.           Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Parent, Acquiror or Target or their respective officers or directors, except that nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

8.3.           Expenses.  Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

8.4.           Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective

Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

8.5.           Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

9.1.           Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall survive the Merger indefinitely.

9.2.           Public Announcements.  Parent and Target shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except (a) as may be required by applicable law, (b) as to any filing with the SEC required to be made by Parent or (c) as may be required by any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement before such consultation.

9.3.           Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	If to Parent or Acquiror:	with copies to:

	ubroadcast, inc.	__________________
	1666 Garnet Avenue, Suite 312	__________________
	San Diego, California 92109	__________________

(b)	If to Target:	with copies to:

	Santéon, Inc.	__________________
	11710 Plaza America Drive, Suite 2000	__________________
	Reston, VA 20190	__________________

9.4.           Non-Waiver.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

9.5.           Arbitration.  Any dispute arising under this Agreement and/or the Merger Agreement, as well as any of the transactions contemplated hereby and thereby, shall be resolved by arbitration in San Diego, California, under the Rules of the American Arbitration Association, as then in effect. The determination and award of the arbitrator, which aware may include punitive damages, shall be final and binding on the parties and may be entered as a judgment in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award attorneys’ fees to the prevailing party.

9.6.           Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

9.7.           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.8.           Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

9.9.           Assignability.  This Agreement shall not be assignable by either party or by operation of law, except with the express written consent of each other party.

9.10.         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in such State.

9.11.           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12.           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Acquiror and Target, by their respective officers thereunto duly authorized, have caused this Agreement to be executed as of the date first written above.

UBROADCAST, INC. By: /s/ John L. Castiglione John L. Castiglione President	SANTÉON, INC. By: /s/ Ashraf M. Rofail Ashraf M. Rofail President	SI ACQUISITION CORP. By: /s/ John L. Castiglione John L. Castiglione President